Exhibit 99(a)

For more information, contact:	For Alltel
Andrew Moreau - 501-905-7962
Corporate Communications
andrew.moreau@alltel.com

Rob Clancy - 501-905-8991
Investor Relations
rob.clancy@alltel.com

For Midwest Wireless
Marcia Bahr - 507-385-2375
Corporate Communications
marcia.bahr@midwestwireless.com

For Release:	Nov. 18, 2005

Alltel agrees to purchase Midwest Wireless for $1 billion in cash
Company expands 850 MHz markets in Midwestern U.S., adds PCS spectrum

LITTLE ROCK, Ark. and MANKATO, Minn. - Alltel, owner and operator of the nation’s largest wireless network, and Midwest Wireless Holdings today announced they have entered into a definitive agreement for Alltel to purchase Midwest Wireless. Alltel expects to gain approximately 400,000 wireless customers in southern Minnesota, northern and eastern Iowa, and western Wisconsin. These markets are contiguous to existing Alltel operations and cover a population of 1.9 million with 850 MHz.
Under the agreement, Alltel will pay $1.075 billion in cash to purchase Midwest Wireless’ licenses, customers and network assets, including 1.9 PCS spectrum. Closing of the transaction is contingent upon regulatory approval and is expected to occur in the first half of 2006.
“The Midwest Wireless business strengthens our position in the wireless industry by adding CDMA properties that are contiguous to our existing markets in the Midwestern U.S.,” said Scott Ford, Alltel president and CEO. “Midwest Wireless’ network is well suited to deliver advanced data applications to customers through a reliable and robust 1x network.
“The company has a very strong post-pay customer base and its management team has built a business that has performed exceptionally well,” Ford said. “We look forward to welcoming the Midwest Wireless team and customers to Alltel.”
“This combination represents the best of both worlds for Midwest Wireless customers, who will continue to benefit from our expertise serving rural markets as well as Alltel’s national coverage footprint,” said Dennis Miller, president and CEO of Midwest Wireless. "Our two companies are also an excellent fit culturally, with a shared commitment to investing in growth, empowering employees to realize their full potential, and delivering superior customer service.”
The financial and legal advisers for Alltel in this transaction were Stephens Inc., Merrill Lynch and Kutak Rock LLP. The financial advisers for Midwest Wireless were Bear Stearns and Greene, Holcomb and Fisher LLC. The legal adviser for Midwest Wireless was Leonard, Street and Deinard.

About Alltel
Alltel is a customer-focused communications company with more than 15 million customers in 36 states and nearly $10 billion in annual revenues. More information on Alltel is available at www.alltel.com.

About Midwest Wireless
Based in Mankato, Minnesota, Midwest Wireless is a leading regional wireless services provider with more than 400,000 customers in Minnesota, Iowa and Wisconsin. With a company-wide focus on customer satisfaction, Midwest Wireless has one of the highest customer loyalty rates in the industry. Midwest Wireless offers wireless phone services, as well as mobile Internet access on phones and wireless devices and oneWave Integrated Communications, giving customers the ability to combine their wireless and traditional phone services. In select areas, the company also offers clearWave Broadband Internet services for homes and businesses. More information on Midwest Wireless is available at www.midwestwireless.com.

Alltel claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results. Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) adverse changes in economic conditions in the markets served by Alltel; the extent, timing, and overall effects of competition in the communications business; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; changes in communications technology; the risks associated with pending acquisitions and dispositions, including the pending acquisition of the Idaho markets and the pending dispositions of Western Wireless’ Kansas and Nebraska markets and international assets; the risks associated with the integration of acquired businesses, including the integration of Western Wireless; the uncertainties related to any discussions or negotiations regarding the sale of any of the international assets or the wireline repositioning; adverse changes in the terms and conditions of the wireless roaming agreements of Alltel; the uncertainties related to Alltel’s strategic investments; the effects of litigation; and the effects of federal and state legislation, rules, and regulations governing the communications industry. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.
-end-

Alltel, NYSE: AT
www.alltel.com